KIT digital Announces Record Preliminary Q4 and Full Year 2011 Results, Updates Guidance for 2012

NEW YORK, NY and PRAGUE, CZECH REPUBLIC--(Marketwire -02/27/12)- KIT digital, Inc. (NASDAQ: KITD - News), a leading premium cloud-based software solutions and technology services provider for multiscreen video management and delivery, reported preliminary results for the fourth quarter and year ended December 31, 2011. The company also provided guidance for the first quarter of 2012 and updated its guidance for the full year of 2012.

Based on preliminary unaudited information, KIT digital management expects to report record revenue for the fourth quarter of 2011 of approximately $70 million. This would exceed the company's guidance by approximately $3 million, and represent a 12% increase from the previous quarter and 82% versus the fourth quarter of 2010. Non-GAAP operating income (previously called operating EBITDA in the company's guidance) in the fourth quarter is expected to be approximately $16.4 million versus guidance of $17.5 million, representing an increase of 15% sequentially and 145% over the fourth quarter of 2010. Cash-based adjusted EPS (a non-GAAP metric) for the fourth quarter of 2011 is expected to be approximately in line with the company's guidance of $0.33. KIT digital management also expects to meet its guidance for positive free cash flow in December 2011 of at least $2.5 million.

"The organic growth in our business is reflected in these preliminary record results," said KIT digital's chairman and CEO, Kaleil Isaza Tuzman. "The quarter's non-GAAP operating income is expected to come in marginally lower than originally targeted, due to increased internal staffing and third-party resources for additional tier 1 deployments in the quarter. However, we were pleased with the bottom-line results, and the investments we are making now add to our conviction that we have set the stage for a strong 2012 and beyond. We grew organically at an annualized rate of over 50% in the fourth quarter and won tier 1 network-operator and media client deals in all three of our regions -- some of which we have yet to announce."

KIT digital's preliminary Q4 and full year 2011 results are summarized as follows:

•	Revenue of $70 million for the fourth quarter of 2011 represents a sequential increase of 12% from the previous quarter and an increase of 82% from the fourth quarter of 2010. Revenue for the full year of 2011 is expected to be approximately $215 million, up 102% from 2010.

•	Non-GAAP operating income of $16.4 million for the fourth quarter of 2011 represents a sequential increase of 15% from the previous quarter and an increase of 145% from the fourth quarter of 2010. Non-GAAP operating income for the full year of 2011 is expected to be approximately $47.3 million, up 158% from 2010.

KIT digital's 2011 revenue growth was primarily driven by the continued expansion of the company's premium, multi-source to multi-screen content management platform deployments, including new customer wins in Q4 and additional utilization from AT&T, BSkyB, Liberty Global, The Walt Disney Company, and others. The company has been deploying resources to support these and other customer engagements. While the increased deployment demands in the fourth quarter put incremental pressure on operating margins, management believes these commitments will lead to higher margin revenues over time, as client deployments become more fully implemented and greater leverage is realized from ongoing software platform fees.

KIT digital plans to report complete Q4 and full year 2011 financial results on March 15, with an accompanying online video broadcast and conference call at 10:30 a.m. Eastern time the same day.

About Cash-Based Adjusted EPS, Free Cash Flow and Non-GAAP Operating Income

As noted in previous quarterly press releases and conference calls, beginning with Q4 2011 results, KIT digital will report cash-based adjusted EPS, a non-GAAP metric defined as GAAP EPS after adding back non-cash items, including derivative income/loss, stock-based compensation, impairment of property and equipment, depreciation and amortization, as well as legal, accounting and financial advisory fees directly related to mergers and acquisitions. Management believes this metric provides an effective view of normalized free cash flow generated from operations (i.e., excluding unusual items and changes in working capital), once adjusted for capital expenditures. The company estimates its capital expenditures to be 3.5% to 4.5% of revenues, mostly related to maintenance-level capex since the company does not capitalize research and development costs. In calculating cash-based adjusted EPS, the company does not add back acquisition-related restructuring and integration expenses. Company references to free cash flow generated during completed periods (including its reference to $2.5 million of free cash flow generated in December 2011) refer to actual cash flow from operations less capital expenditures.

Non-GAAP operating income, which the company previously referred to as operating EBITDA, is defined as earnings before non-cash derivative income/loss, non-cash stock-based compensation, impairment of property and equipment, merger and acquisition expenses, restructuring and integration expenses, and depreciation and amortization. It is important to note the company expects to report zero or immaterial restructuring and integration expenses in Q4 2011.

The company will provide reconciliation tables from GAAP to non-GAAP metrics in its complete fourth quarter and full year earnings release (see "About Presentation of Non-GAAP Metrics" below).

First Quarter and Full Year 2012 Outlook

"The pace of new tier 1 business has bolstered our confidence in our 2012 revenue outlook," said Isaza Tuzman. "We are seeing a growing stream of formal RFPs and OTT deployment opportunities globally, fueled by an 'arms race' between and amongst MSOs/service providers, content owners, and consumer electronics manufacturers who act as 'virtual network operators.' Our organization has implemented more tier 1 OTT platforms than any of our competitors on a global basis, and demand in the marketplace for our approach is increasing. Our commitment of resources in Q4 and our targeted internal investment plans for 2012 should reinforce this leadership position and our ability to execute on the opportunity in front of us."

For the first quarter of 2012, KIT digital expects revenues of at least $72 million. This guidance reflects strong demand, given the historically flat-to-downward industry seasonality in Q1 over Q4 and the fact that revenue contributions from the company's acquisition of Sezmi Corporation on December 30, 2011 are not expected to ramp up meaningfully until the latter half of 2012. Cash-based adjusted EPS is expected to be between $0.25 and $0.30 in Q1 2012, depending on the timing of certain investments as described below.

KIT digital management also updated its 2012 guidance, and currently expects revenue of $320 million to $330 million, as compared to $320 million previously. This guidance represents an organic annual growth rate of more than 25% when assuming full year 2011 contributions for the acquisitions of KickApps, Kyte, Kewego, WWB, ioko, Polymedia and Sezmi.

For 2012, management expects the company's non-GAAP operating income margin to be within a range of 23.5% to 25.5%. This full year margin is inclusive of the following expected investments and charges during the course of 2012: (a) approximately $5.0 million of additional investment in sales and marketing, including solution design and channel sales programs; (b) approximately $3.0 million of additional investment in R&D; (c) approximately $4.5 million for performance management initiatives, including the replacement of poor performers, as well as the recruitment of additional direct sales, partnerships, and engineering personnel in the company's AsiaPac and LatAm regional operations, areas of strong growth opportunities in 2012 and 2013; and (d) approximately $3.5 million for office consolidation and relocation of certain client service centers to lower cost jurisdictions.

"The sales and R&D investments are aimed at seizing the opportunity presented by the launch schedule of premium content OTT offerings by service providers globally, as well as rapid growth in emerging markets such as Latin America, the Middle East, and Southeast Asia," said KIT digital's president, Gavin Campion. "We expect increased investments in sales and marketing, R&D, and client services capabilities to lead to enhanced growth rates in 2013 and beyond, and the rationalization of certain offices and client service centers to lead to savings of up to $10 million in 2013." The majority of these investments and expenditures are expected to occur during the first half of 2012. As such, KIT digital expects to finish the year with a run-rate non-GAAP operating income margin in the range of 27% to 29%.

Given these investments and charges, management has updated its cash-based adjusted EPS guidance to range $1.35 to $1.45 per share for the full year of 2012, as compared to at least $1.53 previously.

London Stock Exchange Listing and Board Committee

As noted previously, KIT digital is in the process of moving its secondary listing from the Prague Stock Exchange (PSE) to the London Stock Exchange (LSE) in order to improve liquidity and investor accessibility in Europe. The company currently expects to effectuate the move by the end of Q2 2012, with the actual timing of the transition subject to certain regulatory filings and approvals.

Isaza Tuzman concluded: "As we have previously disclosed, we have from time to time received expressions of interest concerning significant investment in, and possible purchase of, our company. Due to recent inquiries and conversations, in January our board established a strategic transaction committee of independent directors to allow for responsible and efficient review of such opportunities as they arise. The company has not made a decision to pursue a strategic transaction nor has it entered into any agreement with a prospective purchaser with regard to any such transaction, and the establishment of the board committee should not be considered indicative of any pending or future transaction."

About KIT digital, Inc.

KIT digital (NASDAQ: KITD - News) is a premium provider of end-to-end video management software and related services. The KIT Video Platform, the company's cloud-based video asset management system, enables enterprise, media & entertainment and network operator clients to produce, manage and deliver multiscreen socially-enabled video experiences to audiences wherever they are. KIT digital services nearly 2,500 clients in 50+ countries including some of the world's biggest brands, such as Airbus, The Associated Press, AT&T, BBC, Bristol-Myers Squibb, BSkyB, Disney-ABC, FedEx, Google, HP, Mediaset, MTV, News Corp, Telecom Argentina, Telefonica O2, Universal Studios, Verizon, Vodafone and Volkswagen. KIT digital maintains executive offices in New York and its operational headquarters in Prague, Czech Republic, with offices in 21 countries around the world. Visit the company at www.kitd.com or follow on Twitter at www.twitter.com/KITdigital.

About Presentation of Non-GAAP Metrics

Non-GAAP metrics referred to herein include non-GAAP operating income, cash-based adjusted EPS, and free cash flow. None of these metrics are calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation, or as an alternative to net income, operating income or other financial measures reported under GAAP. Other companies (including the company's competitors) may define these metrics differently. The company presents these metrics because it believes them to be important supplemental measures of performance. Management also uses some of this information internally for forecasting, budgeting and performance-based executive compensation. It may not be indicative of the historical operating results of KIT digital nor is it intended to be predictive of potential future results. Management intends to provide "GAAP to non-GAAP Reconciliation" tables when it issues complete results for the fourth quarter and year ended December 31, 2011.

Important Cautions Regarding Forward-Looking Statements

This press release contains certain "forward-looking statements" related to the businesses of KIT digital, Inc., which can be identified by the use of forward-looking terminology, such as "believes," "estimates," "expects," "intends," "anticipates", "will continue," "projects," "plans" and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements made by management regarding estimated levels of revenues, non-GAAP operating margin, and cash-based adjusted EPS in the first quarter and full year of 2012, estimated capital expenditures as a percentage of revenues, expected revenue contributions from its Sezmi acquisition, anticipated organic annual growth rate, potential strategic transactions and future stock listing on the LSE. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development and commercialization, integration of acquired businesses, the ability to obtain or maintain patent and other proprietary intellectual property protection, market acceptance, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein. Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the U.S. Securities and Exchange Commission. Except as required by U.S. federal securities laws, KIT digital is not under obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:.

KIT digital Investor

Murray Arenson

VP, Investor Relations & Corporate Development

Tel. +1-646-553-4900

murray.arenson@kit-digital.com

Matt Glover or Geoffrey Plank

Liolios Group, Inc.

Tel. +1-949-574-3860

info@liolios.com